Event ID:   3036975
Culture:   en-US
Event Name: Q2 2010 CHINA BAK BATTERY INC Earnings Conference Call
Event Date: 2010-04-27T00:00:00 UTC

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Notes:

Converted From Text Transcript
Event ID:   3036975
Culture:   en-US
Event Name:   Q2 2010 CHINA BAK BATTERY INC Earnings Conference Call
Event Date:   2010-04-27T10:00:00
Speaker List
C: Mr Jun Zou;China BAK Battery Inc;Chairman and CEO
C: Mr Xiangqian Li;China BAK Battery Inc;CFO
P: Vinnie Valentino;Shareholder
P: Mark Tobin;Roth Capital Partners;Director
P: Steve Baughman;Divisa Capital;Analyst

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+++ presentation
Operator: Good morning everyone, and thank you for joining us on China BAK Battery's second quarter of fiscal year 2010, ended March 31 2010, conference call. Today's call, we will provide details on the company's second quarter fiscal year 2010 result, as well as provide a corporate update about recent activities. Today's call will be limited to one hour. With me today, on the call, are Mr Xiangqian Li, China BAK's Chairman and Chief Executive Officer and Mr Jun Zou, China BAK's Chief Financial Officer. Both of them will be available to answer questions during the Q&A section. Our agenda for today is as follows, CEO Mr Li will make remarks about the Company's business outlook. Then, on behalf of the management team, CFO Mr Zou will comment on the Company's financial performance and discuss current business strategies. Finally, we will open the call to your questions. Before we get started I'd like to remind our listener's that management's comments today will contain forward-looking statements and management may make additional forward-looking statements in response to your questions, such written and verbal disclosures are made pursuant to the safe harbour provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the anticipated results. These types of statements, underlying factors as well as risks and uncertainties, are listed in filings with the Securities and Exchange Commission, as well as the news release that was distributed earlier today. Statements made on this call are made as of April 26, 2010 and the Company undertakes no obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events, changes in expectations or otherwise. On the call today management will also mention non-GAAP financial measures during the discussion of the Company's performance. Reconciliation of those measures to comparable GAAP information can be found in the earnings release that was distributed earlier today and available on China BAK's website at www.bak.com.cn. With that said, it is my pleasure to turn the call over to China BAK's CEO Mr Li and CFO Mr Zou. Please proceed.

Jun Zou: Thank you Chris. Thank you everyone for joining us on the call today. I have Mr Li, our Chairman and CEO, here with me today. He will make opening comments on the Company's strategy, after which I will go through our second quarter performance in detail. Then I will be available to answer your questions, as Mr Li has an important commitment and will be unable to participate in the Q&A session. I would like to turn the call over to Mr Li.

Xiangqian Li: (interpreted) I would like to welcome all of our shareholders to China BAK's fiscal 2010 second quarter earnings call. During the second quarter, China BAK continued to execute on our turnaround strategy to enter new markets, strengthen our customer relationships, extend our technology leadership, and improve manufacturing efficiency and bottom line results. I'm pleased to report that, thanks to the hard work of the China BAK team, we have seen some encouraging progress in the quarter. Looking ahead at the upcoming quarters we believe that we will see increasing demand for high power cells for E-Bikes and electrical vehicles. As many of you know, both domestic and international manufacturers are just beginning to rollout such vehicles in the China market, but we expect that we will see considerable progress in the future and plan to scale our production as this exciting market develops. With this accomplishment I want to tell our shareholders that we are far from satisfied and are committed to continue improvement in our performance in achieving sustained growth and profitability for our shareholders. I'm pleased to announce that we have recently strengthened our management team with the addition of Mr Jun Zou, who brings our company significant experience as a CFO in the capital markets and working in the senior finance team of large global organizations. This is yet another step in building a world-class management team with China BAK, to take our company to the next level of performance. I realized that we have tremendous work ahead of us, but I'm very pleased with the way our whole team have come together to embrace these concepts. I'm quite confident of our long-term success and the payout that we will deliver for all of our shareholders over time. With that brief introduction, I would like to turn the call over to Jun for a more detailed review of our financial operation and results for the quarter and our outlook for the balance of the fiscal year. Thank you.

Jun Zou: Thank you Mr Li. I'm proud to join the China BAK team and look forward to contributing to our future success. Now I'd like to review this quarter's financial performance in more details. All of the numbers will be in US dollars. Net revenues for the second quarter of fiscal year 2010 were $50.4 million, up 23.5% as compared to the same period last year. (Inaudible) sales contributed from cylindrical cells of $13.4 million, up 45.1% compared to the same period last year. Our gross margin increased significantly to 17.9% from 7.4% for the second quarter of fiscal 2009 and we were able to achieve nearly $1 million in operating income and $6.2 million in EBITDA. Let's go into more detail here. Sales of cylindrical cells in notebook computers were $13.4 million, up 65% from $8.1 million sequentially, and rose 45.1% from $9.2 million in the same quarter of the last fiscal year. We are now supplying three of the top six large notebook OEM makers in the world. Revenues from prismatic products which are used in mobile phones and certain personal electronic devices were $35 million, down 9.8% from $38.8 million last quarter, due to seasonality, and up 18.2% from $29.6 million in the same quarter of last year. Revenue from lithium polymer cells used in personal electronic devices, such as PDAs and MP3 players and Bluetooth devices were $1.7 million in the second quarter of fiscal year 2010, down 45.7% from last quarter, and down 12.7% on the same quarter of last year due to a slowdown in orders from new customers and some current clients postponing launching new products. Revenue from high power cells used in electronic vehicles, like electrical vehicles such as the E-Bikes, power tools and an uninterruptible power supply were $0.35 million in the second quarter of the fiscal year, increased 117.3% from last quarter. Besides the obvious benefits of increased sales, the increase in production also enabled us to improve our manufacturing process methodologies to optimize the yield and throughput. We have adopted a pricing strategy on a certain category of our prismatic battery cells to maintain our market share in the domestic market, as a result gross margin declined slightly to 17.9% sequentially, but increased dramatically from 7.4% compared to the same quarter last year. Our sales of higher margin products, including prismatic and cylindrical cells, during the second quarter of fiscal year 2010 increased in production - in proportion of our overall sales during the same quarter of last year, which resulted in this increase. Operating income for the second quarter of fiscal year 2010 was $0.9 million, an improvement compared to an operating loss of $2.9 million last quarter and an operating loss of $3.4 million in the same quarter of last year. We implemented a better accounts receivable control measures, as a result we reduced net debt provision by $3.8 million in the second quarter. Operating expense totaled $8.1 million or 16.2% of revenue in the second quarter of this fiscal year, as compared to $12.4 million or 24.8% of revenue in the last quarter, and $6.4 million or 15.7% of revenue in the same quarter of last year. Net loss was $2.5 million in the second quarter of fiscal year 2010, an improvement of a loss of $3.4 million last quarter, and a net loss of $5.7 million in the same quarter of last year. The $2.5 million loss includes a $1.15 million income tax expense from accumulated tax liability, mainly in fiscal year 2009, compared with a $1.3 million income tax benefit last quarter. Diluted earnings per share were negative $0.04 compared with negative $0.06 per diluted share last quarter and negative $0.10 per diluted share in the same quarter of last year. On March 31, 2010 China BAK had $39.6 million in cash and cash equivalents and a negative $37.9 million in working capital, reflecting a current ratio of 0.86 to 1. Short-term bank loans and long-term bank loans totaled $198.3 million as compared to $171.9 million on December 31 2009. Shareholder's equity totaled $171.9 million. China BAK had $70.2 million available for borrowing under its current credit facilities. After careful review of our performance in the first half of the fiscal year 2010, we found that the business recovery in certain segments is likely to be slower than we expected. As a result, we believe it is prudent to revise our revenue guidance to approximately $220 million for the entire fiscal year 2010. However, we expect to show positive operating income and EBITDA in the second half of the fiscal year with our continued efforts to improve our top line and bottom line, we believe we can improve on them. Next I'm going to provide some details on my short-term plan as CFO for China BAK and some of my initiatives. After I took over the CFO position, one month ago, I have made a 100 day plan to get up to speed for the job. One month into this job I have made quite a lot of progress based on this plan. My first priority was to conduct an evaluation on it, to understand the drivers behind the Company's top line and bottom line. I evaluated the Company from an outside investor's perspective and pinpointed areas for improvement. In my role as CFO, I have the most access and understanding of our financial results and forecasts. Therefore, my second priority was to work closely with the CEO and Board to align agenda's and activities in an effort to best serve the best interests of our shareholders. Next, I have been focusing on the strengths in my core team. I have evaluated each manager and team member within the finance function and set a target for each of them. I have also spent a lot of time coaching my team members to get them in tune with my overall efforts as quickly as possible. Moreover, I have started to actively manage performance across the Company, analyzing financial performance and setting up KPIs for different units. I have also planned a few initiatives to improve the Company's financial results. First, I plan to implement a cost reduction plan over the next few quarters that include a thoughtful approach to process improvement, labor optimization, improvements in yield rate and utilization of alternative raw materials such as NNC and manganese. Second, I will introduce a more rigorous approach to capital spending in the process of reviewing our CapEx budget for the second half of fiscal year 2010, and ensuring any capital commitments return an attractive return on investment. My third area of focus is improving our working capital position. I plan to implement measures to reduce accounts receivable in an endeavor to improve operating cash flow. I will also review and improve the credit management system we use for existing clients to see what improvements can be made. Finally, I plan to assist in top line growth by providing value adding sales - sorry, value adding analysis, such as analysis to assist in pricing strategies and so forth. In accepting the role of CFO for China BA I made a commitment to invest the time and effort necessary to provide a maximum benefit to China BAK and establish credibility with our investors. I look forward to having open and transparent communication with you in the future. Thanks everyone for listening today. I'm happy to answer any questions you may have. First? Operator?

Operator: Yes, Mr Zou?

Jun Zou: I'm happy to answer any questions you may have.

+++ q-and-a
Operator: Our first question comes from the line of Vinnie Valentino, private investor.

Vinnie Valentino: Good evening. A question, in the past your CEO always spoke English. Do you have a new CEO? Is that why he spoke Chinese tonight?

Jun Zou: Hi Vinnie. Yes, our CEO speaks Chinese only.

Vinnie Valentino: Okay. What happened to the other CEO? He used to speak English in the past, is that somebody different now?

Jun Zou: I think that you're indicating to our COO, Ken Broom, right?

Vinnie Valentino: Well a different guy. So okay, has he been on board for quite awhile this CEO?

Jun Zou: I'm sorry our CEO is actually the founder of the Company.

Vinnie Valentino: Okay. I want to ask you a question. What happened to your - in one of your last conference calls you said you had about nine automobile companies you were in discussions with and what happened to the Hewlett-Packard deal, the letter of intent from about three or four years ago?

Jun Zou: Well, I guess you know, I am the new CFO for the Company who joined like a month ago. But I can definitely update you on both our high power battery side and cylindrical battery side. As I mentioned in my earlier announcements for the 2Q results, we are now supplying to three, out of the top six, OEM notebook makers in the world. We are not allowed to disclose their names, but we are actually going to start to supply to a fourth tier 1 OEM computer maker in the summer, so there will be four of them that we are working with now.

Vinnie Valentino: Well is the Hewlett-Packard deal off the table?

Jun Zou: As I mentioned I am not allowed to disclose the name of the specific OEM computer maker and of course HP is one of the top six.

Vinnie Valentino: Okay.

Jun Zou: In terms of high power EB battery we're actually supplying to four of the name brand Chinese auto manufacturers and we're talking to, of course, more than that number.

Vinnie Valentino: You know every time we seem to have this conference call, every quarter, your stock price is either in the $2 or $3 range and I guess, you know this must be pretty embarrassing for you, I know it is as a shareholder. Do you mind addressing that?

Jun Zou: I'm sorry, could you repeat that question please?

Vinnie Valentino: Yes. Every quarter that we have this conference call your stock price is either in the $2 or $3 range, okay? I know that must be embarrassing for you as a company, because I know it's very embarrassing as a shareholder to see your stock sitting there in the $2 to $3 range.

Jun Zou: Yes.

Vinnie Valentino: When, in our opinion, it shouldn't be there at all as big as your company is.

Jun Zou: Right. You know the Company has experienced sort of some turnaround in the last several years and the Company has invested heavily into new technology and automatic production lines which position the Company very well to supply to top tier global OEM computer makers and brand name Chinese auto manufacturers. We are the only Chinese Company that are qualified, or certified, by any of the sort of tier 1 OEM computer makers, so we are actually well positioned to grab opportunity in those markets.

Vinnie Valentino: I just wanted a little side note, one of your competitors changed the name of their company and their stock quadrupled almost overnight. Has any thought been given to changing the name of your company? Because there is a funny thing going on the internet where they call you a China bakery - which I don't find very funny myself as a shareholder - but everybody thinks of your stock, CBAK they think is a bakery stock. I don't want to be recognized as owning a bakery stock. Hello?

Jun Zou: Yes. Well I guess you know it's quite funny and I do enjoy that sort of you know humor and --

Vinnie Valentino: Well I don't enjoy it and I want to know why the stock is sitting here at $2, you know.

Jun Zou: The management are making a concerted effort to try to improve our return to shareholders and --

Vinnie Valentino: Well I sure hope you do, because it's starting to get real old.

Jun Zou: Right.

Vinnie Valentino: But I do want to thank you.

Jun Zou: Sure. Thank you, Vinnie.

Operator: Our next question comes from the line of Mark Tobin, Roth Capital Partners.

Mark Tobin: Good morning gentlemen.

Jun Zou: Good morning Mark.

Mark Tobin: Jun, I guess following on the guidance that you provided of $220 million in revenue for fiscal '10.

Jun Zou: Right.

Mark Tobin: Can you give us some of the underlying assumptions behind that guidance, I guess by a segment by segment basis, what you're expecting?

Jun Zou: Yes, sure. You know we are expecting a pretty good increase in our cylindrical cell side which is probably going to contribute to - let's see, let's say 30% of our sales. We are looking to a contribution from the prismatic cells, probably two thirds of our sales and the rest will be from polymer cells.

Mark Tobin: Okay, for high power do you categories those within the prismatic category? Where are you categorizing those?

Jun Zou: Well, actually, it will be included in the polymer.

Mark Tobin: I see, okay.

Jun Zou: Yes. Yes.

Mark Tobin: Okay. How about as we go down the P&L, what are you expectations from a margin standpoint? I know you had mentioned, I guess, some competitive pricing - for lack of a better term - in the prismatic segment, but what are your margin expectations by product line?

Jun Zou: Well I guess you know it's quite interesting to know that even though we have a pricing pressure from competition, our ASP in the second quarter of the fiscal year actually increased 5.5% compared to the first quarter of the fiscal year, which means that we are moving upward in the, let's say, product segment and the customer segment. We believe, overall, our gross margin will still be healthy and our prismatic cell margin will maintain the current level and our polymer cells will probably achieve breakeven towards the end of the fiscal year. Our cylindrical cell could face some more competitive pressure. But with the production ramp-up and the customer order ramp-up, we believe that we can still maintain a positive growth margin. High power battery, this year we do expect a surge in orders in the second half and at some certain point we could reach breakeven in terms of gross margin. Towards the third quarter and the fourth quarter of the year we believe we can maintain a positive operating income.

Mark Tobin: Okay. In your planning you mentioned trying to evaluate CapEx and making sure that your investors get a good return. Can you give us a sense of what your CapEx expectations are for the whole year of 2010?

Jun Zou: Yes. I know that we have given out the guidance of $40 million CapEx spending at the beginning of the fiscal year, and so far we have still $33 million unspent budget, and I'm reviewing all those budgets. Right now I have approved less than that. So, overall, I don't believe we will exceed that budget. I believe within that CapEx planning we will be able to increase our production capacity more in both Shenzhen and Tianjin.

Mark Tobin: Okay. Then one more question and I'll jump back in the queue. On the operating expense side you had about $8.1 million this quarter, which was the lowest you've had in the last several quarters and I know you've been taking some bad debt expenses. Is this fair to look at a run-rate this $8 million level or were there some reversals during the quarter?

Jun Zou: $8.1 million operating expense.

Mark Tobin: Correct.

Jun Zou: Yes. That's the lowest we have. Now we took actually $1 million bad debt expense, compared to over $4 million last quarter and that's because we believe we have now a much better accounts receivable, after we installed some tighter credit management policies.

Mark Tobin: Okay. Aside from that $1 million in bad debt expenses, the rest recurring type expenses I guess? I'm trying to get at an operating expense run-rate on a quarterly basis for you.

Jun Zou: Operating expense run-rate is somewhere between, I guess, you know 12% to 15% on the sort of normal basis and I think that should be a quite normal sort of run-rate.

Mark Tobin: Okay, thank you. I'll jump back in the queue. I appreciate you taking my questions.

Jun Zou: Sure, thanks.

Operator: Our next question comes from the line of Steve Baughman, Divisa Capital. Please proceed.

Steve Baughman: Good morning, thanks very much from taking the question. I just wonder if you could repeat a number that you said, I missed it. I think you were talking about a lower provision for excess and obsolete inventory of maybe $3.8 million, did I hear that correctly?

Jun Zou: Hi Steve. I was talking about the provision for bad debt expense, or like provision for what comes with accounts receivables.

Steve Baughman: Okay. That makes a lot more sense. Okay. Then the only other question that I have is in your discussion with the first questioner about the progress with the electric vehicles, it sounded like that was going a little bit more slowly than you guys had originally expected.

Jun Zou: Electronic vehicles are definitely a growing market. You know right now, I believe, both foreign and domestic auto manufacturers are starting to deploy their products in China market. But, right now, I do see a sort of faster development market which is E-Bike. There are 30 million E-Bikes manufactured in China every year and right now only 1% are using lithium battery. We forecast the percentage will increase to 3% this year and will increase even more next year. So that's actually a faster developing market in terms of a commercial market. In terms of electronic vehicles, right now you know the commercial contracts are mainly from government subsidized E-Bus programs and we're of course working closely with quite a few large Chinese auto manufacturers and discussing potential for joint ventures with them. I hope there will be some progress soon.

Steve Baughman: Okay. But it sounds like the nearest term opportunities are in the E-Bike market?

Jun Zou: Yes, commercial development will come from E-Bike.

Steve Baughman: Okay.

Jun Zou: I just want to let you know the E-Bus alone, and an E-bus will probably carry a battery that's worth RMB0.5 million and the Chinese Government will be subsidizing all of those RMB0.5 million. You know there is going to be 1000 E-Bus in China this year and only three or four manufacturers, battery manufacturers, can supply to those, so each one has quite a good share out of it.

Steve Baughman: Okay, thank you for those comments. Finally, my last question is just on a clarification. The high powered lithium phosphate cells that you talked about, I think $350,000 in the quarter.

Jun Zou: Right.

Steve Baughman: That's the line item where sales into the E-Bike or electronic vehicle market are going to show up?

Jun Zou: Yes. Well, right now, this is the revenue numbers that we book. Actually we can fulfill only one third of our order books in the quarter, mainly because we have a bottleneck in our pack line. We have a plan to expand our pack line to seven times larger, in terms of production capacity, and we're also in the process of adding one more cell line. So, with all those, we believe that we will resolve our bottleneck and sort of resolve our order backlog.

Steve Baughman: When do you think you are going to be able to resolve those bottlenecks?

Jun Zou: In the third quarter and fourth quarter, and by the fourth quarter we will definitely have all of the seven pack lines and two cell lines up and running.

Steve Baughman: Okay. I'm sorry when you say third quarter and fourth quarter, are you talking about fiscal quarters or calendar quarters?

Jun Zou: Fiscal quarters, I'm sorry. Yes.

Steve Baughman: Great, okay. That's it for me. Thank you very much for your time.

Jun Zou: Thank you.

Operator: Our next question comes from the line of Mr Mark Tobin, Roth Capital Partners, please proceed.

Mark Tobin: Hi. As far as capacity goes can you give us a refresh on current capacity by product line as well as your current utilization rates?

Jun Zou: Sure. Let's start with Tianjin. In Tiajin we have one cell line right now which has the capacity of 70,000 Amp hour per day and our pack line is of course sort of our limitation there. Only have less than one third of that for  cell capacity. As I said, by the end of the year, we're going to double our cell line capacity and have a matching pack line to produce all the 140,000 Amp hour per day.

Mark Tobin: Okay.

Jun Zou: In terms of cylindrical, right now, we have four different lines. Each line can produce 72 thousand cells per day and so that really gives us 288 thousand cells per day or roughly you know 7.5 million to 8 million cells per month. I believe in the first quarter - the second quarter of the fiscal year the utilization rate is quite low, it's around one third. So we are ramping up our production with increased orders from tier 1 OEM makers as well as domestic computer makers. Toward the end of the fiscal year, we believe, the sort of capacity utilization could reach 60% to 70% in those lines. In prismatic, right now we have a capacity close to 700,000 cells per day and the utilization is somewhere between, let's say, 80% to 90% right now. In terms of polymer we have capacity of 120,000 cells per day and the utilization is quite low. We are - I think we are utilizing probably somewhere around 15% of those capacities. So just one additional note is our polymer cells have some fluctuation in terms of sales, you know in the last two years, because of customer returns. Right now I do see a huge improvement in terms of our product quality and there is much less customer returns and the sales should recover.

Mark Tobin: Okay. Thank you, I appreciate it.

Jun Zou: Sure, no problem.

Operator: Our next question comes from the line of Vinnie Valentino, private investor. Please proceed.

Vinnie Valentino: Hi. Your lithium, isn't that mined? Does that come from mines?

Jun Zou: I'm sorry Vinnie?

Vinnie Valentino: The lithium is that something that is extracted from the ground?

Jun Zou: Yes, yes. I guess you know lithium is definitely a mine and actually China, I think, is the third largest sort of country in terms of lithium deposits in the world and of course you know Latin America is probably the largest you know of deposits.

Vinnie Valentino: What I'm driving to, I know lithium is very expensive, any thought about you people taking ownership of some of these mines and putting them under your own control to cut the cost down? Or bring the cost down, I should say.

Jun Zou: Yes. Well lithium is actually recyclable and we are definitely considering vertical integrations into our suppliers. Right now we have reached into strategic relationships with those suppliers to supply lithium cobalt and LFP to us. Yes.

Vinnie Valentino: I know batteries are very heavy in weight, which obviously adds to shopping costs amongst other things, are you guys researching any alternatives to what you're currently using to making batteries a lot lighter which, in essence, will cut down on the shipping cost?

Jun Zou: Yes, sure. Well, first I guess you're absolutely right that the batteries are quite heavy. But I'd like to point out that lithium battery is one of the lightest compared to you know different technologies. Led-acid batteries could be probably you know several times heavier. Technologically speaking, lithium battery still has a lot of room to improve in terms of capacity and sort of you know in the power storage. So we're definitely looking into all those technology improvements. But thanks for your consideration in this area.

Vinnie Valentino: Okay, I want to thank you.

Jun Zou: Thank you.

Operator: At this time Mr Zou we have no questions in the queue.

Jun Zou: Okay, so is there anyone - any questions? Operator you can remind them how to actually --

Operator: Our next question comes from the line of Mr Vinnie Valentino, private investor. Please proceed.

Vinnie Valentino: Hi. It's back to the question of your stock price. What are you going to have to do to make this attractive for investors who want to invest in your company? Because, you know, they look at this stock and they just see it sitting here and, a matter of fact, there was one thing on the internet awhile back when your stock price started to get close to $5 and they said watch the stock it will track right back to $2, and sure enough it did, because people know what it's going to do. What are you going to do to attract people into this thing and keep them in the stock, to where they don't sit around day-trading it all day and knowing that this thing is going to bear fruit for them down in the future?

Jun Zou: Okay. I guess you know there are a few things that we can do there. First we want to provide visibility into our business outlook and keep a sort of open and transparent communication with the investors. Second, I guess, you know what we plan to do is we want to make careful guidance and we want to deliver on whatever we say for at least two or three quarters, so that the investors have confidence in your track-record. The third, as you know, I have highlighted in my report today we want to focus on and improve our bottom line, you know reduce costs, improve cash flow and we also intend to really improve our top line through entering into new markets such as EV high power and cylindrical cells for tier 1 computer makers.

Vinnie Valentino: What kind of sales force do you have right now, internationally as well as nationally?

Jun Zou: Well we have a very strong domestic sales force. We have a huge market share in the Chinese market. We actually, you know, have just had a new Sales VP who used to work as a sales director in an American company called Ferro and so he will be contributing, or quite instrumental, to our international sales. Of course right now, our COO Ken Broom and his team in Canada, in the US, are also working on international sales. So with both domestic and international team's expertise I believe we will make great inroads into both segments.

Vinnie Valentino: Well I sure hope you can turn this company around and make it a real juggernaut. But I want to thank you.

Jun Zou: Thanks a lot.

Operator: At this time we have no further questions in the queue.

Jun Zou: Okay. So if there is no further questions, then on behalf of the entire China BAK Battery management team I would like to thank you for your interest and participation on this call. Before we conclude this call I want to also mention that China BAK's team will participate in some upcoming conferences in the US. In the middle of May, we will attend the Piper Jaffray's Alternative Energy Conference in New York. Between May 10 and 12 we will join JMP Securities Conference in San Francisco and on June 2 Credit Suisse Alternative Energy Conference in New York. We are also participating in CCG's Rising China Conference in New York in mid-May. So if any of our shareholders are interested, then we will be able to sort of address you in those conferences. Now this concludes China BAK Battery's 2010 second quarter earnings conference call. Thank you again for your participation.